Exhibit 99.1
CONSOL Energy Announces Results for the First Quarter 2023

CANONSBURG, PA (May 2, 2023) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended March 31, 2023.
First Quarter 2023 Highlights Include:

•GAAP net income of $230.4 million;
•Quarterly adjusted EBITDA1 of $346.3 million;
•Total revenue and other income of $688.6 million;
•Net cash provided by operating activities of $248.5 million;
•Quarterly free cash flow1 of $220.8 million;
•Debt repayments of $98.4 million during 1Q23, including $50.0 million of Second Lien Notes and $40.0 million of Term Loan B;
•47% of 1Q23 free cash flow1 returned to shareholders via stock repurchase and dividends;
•Repurchased 1.2 million shares of CEIX common stock at a weighted average price of $55.60 per share;
•Announced dividend of $1.10/share, based on 1Q23 results, payable on May 23, 2023;
•Increasing the planned shareholder return allocation to approximately 75% of quarterly free cash flow1 beginning in 2Q23 with the intention of pivoting toward share buybacks moving forward;
•Increasing the previously authorized repurchase program to an aggregate amount of up to $1 billion;
•Pennsylvania Mining Complex (PAMC) coal shipments improve to 6.7 million tons;
•56% of 1Q23 recurring revenues1 derived from sales to non-power generation markets;
•PAMC contracted position improved to near-fully contracted in 2023 and 14.7 million tons in 2024; and
•CONSOL Marine Terminal (CMT) record quarterly throughput volume of 4.6 million tons.

Management Comments

“During the first quarter of 2023, we delivered a very strong performance, producing more than 7.1 million tons and generating over $220 million in free cash flow1,” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “Due to this strong free cash flow1 generation, we were able to retire nearly $100 million of our outstanding debt, while returning $104 million of cash to our shareholders. The majority of our shareholder returns in the quarter were deployed towards repurchasing our common stock at what we believe to be very attractive prices. As such, we are pleased to announce that we are increasing our planned capital allocation percentage for shareholder returns to approximately 75% of quarterly free cash flows1 with the intention of pivoting the program toward share repurchases and away from dividends moving forward. Due to the diversified global end-use markets for our high-quality PAMC product, we were able to opportunistically contract an additional 13.5 million tons of new export market business during the first quarter for delivery through 2026 at attractive prices, despite mild domestic winter weather and softening domestic natural gas prices. Furthermore, our CONSOL Marine Terminal shipped a record quarterly throughput volume of 4.6 million tons in 1Q23. We have also been working on ways to debottleneck the terminal in order to achieve a higher maximum capacity than the current stated capacity of 15 million tons.”

“On the safety front, our Bailey Preparation Plant, Itmann Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents during the first quarter of 2023. Our 1Q23 total recordable incident rate at the Pennsylvania Mining Complex continued to track significantly below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook
PAMC Sales and Marketing
Our sales team sold 6.7 million tons of PAMC coal during the first quarter of 2023, generating realized coal revenue1 of $563.3 million for the PAMC segment and an average realized coal revenue per ton sold1 of $84.32. This compares to 6.5 million tons sold, generating total coal revenue of $473.0 million, at an average realized coal revenue per ton sold1 of $59.60 in the year-ago period, after adjusting for the effect of settlements of commodity derivatives. The improvement in the average realized coal revenue per ton sold1 is due to the continued strong demand for our product and the significant improvement in the global commodity markets versus the prior-year period.

On the marketing front, mild winter weather led to softening demand for domestic electricity generation, which contributed to reduced domestic natural gas prices. Henry Hub natural gas spot prices averaged $2.64/mmBtu in 1Q23, the lowest quarterly level since the fourth quarter of 2020. Additionally, PJM West day-ahead power prices averaged $33.13/MWh in the quarter, a quarter-over-quarter decline of 52% compared to 4Q22. Accordingly, domestic coal burn was significantly reduced during the quarter, and the U.S Energy Information Administration estimates that coal stockpiles at domestic utilities increased by 22% during 1Q23. Despite this, we successfully pivoted away from the domestic market and into stronger export markets during the quarter, due to the high-quality characteristics of our product that allow us to sell into many different end-use markets globally. As such, 66% of our PAMC realized coal revenue1 came from export sales in 1Q23.

Furthermore, during 1Q23, we strengthened our forward contract book at the PAMC, opportunistically securing an additional 13.5 million tons, all of which are in the export market, for delivery through 2026. We are near-fully contracted for 2023 and have 14.7 million tons contracted for 2024.

Operations Summary
During the first quarter of 2023, we ran all five longwalls at the Pennsylvania Mining Complex and produced 7.0 million tons, compared to 6.4 million tons in the year-ago quarter. Following the recent restart of the fifth longwall in the fourth quarter of 2022, 1Q23 marked the first quarter since 1Q21 in which the PAMC had all five longwalls fully operational and reached the 7.0 million ton production mark.

CEIX's operating and other costs during the first quarter of 2023 were $260.6 million, compared to $219.1 million in the year-ago quarter, and CEIX’s total coal revenue for the PAMC segment during the first quarter of 2023 was $563.3 million, compared to $473.0 million in the year-ago quarter. Total realized coal revenue1 in 1Q23 was $563.3 million, compared to $386.7 million in 1Q22. The significant improvement in total realized coal revenue1 was mainly driven by a $24.72 improvement in average realized coal revenue per ton sold1 at the Pennsylvania Mining Complex, as coal prices were stronger during the quarter compared to the prior-year period. Average cash cost of coal sold per ton1 at the PAMC for the first quarter of 2023 was $33.61, compared to $29.91 in the year-ago quarter. The increase was due to ongoing inflationary pressures on supplies, maintenance costs and contractor labor compared to the prior-year period.

		Three Months Ended
		March 31, 2023	March 31, 2022

Total Coal Revenue (PAMC Segment)	thousands	$563,337	$472,976
Settlements of Commodity Derivatives	thousands	$—	$(86,252)
Total Realized Coal Revenue[1]	thousands	$563,337	$386,724
Operating and Other Costs	thousands	$260,627	$219,082
Total Cash Cost of Coal Sold[1]	thousands	$222,141	$195,101
Coal Production	million tons	7.0	6.4
Coal Sales	million tons	6.7	6.5
Average Realized Coal Revenue per Ton Sold[1]	per ton	$84.32	$59.60
Average Cash Cost of Coal Sold per Ton[1]	per ton	$33.61	$29.91
Average Cash Margin per Ton Sold[1]	per ton	$50.71	$29.69

CONSOL Marine Terminal Review

For the first quarter of 2023, throughput volume at the CMT was 4.6 million tons, the highest quarterly throughput volume in its history, compared to 3.6 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $26.7 million and $9.6 million, respectively, compared to $21.4 million and $10.5 million, respectively, during the year-ago period. Due to the increased throughput tonnage and continued commodity pricing strength, 1Q23 marked the highest quarterly terminal revenue in the history of the CMT. CMT operating cash costs1 were $5.9 million in 1Q23, consistent with the prior-year period. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $17.8 million and $20.6 million, respectively, in the first quarter of 2023 compared to $11.6 million and $14.5 million, respectively, in the year-ago period.

Itmann Update

Progress on our Itmann project continues, and we remain focused on ramping up to full run-rate production during 2023. As stated on our last earnings release, we believe that we are past the adverse geological conditions that were encountered in late-2022, and following the section equipment delivery delays we experienced in the second half of 2022, we now have two of our three continuous miner super sections near-fully operational. Long-term construction work is now 75% complete, and the labor market has begun to improve. As such, staffing levels improved throughout 1Q23. The Itmann Mining Complex produced 64 thousand tons of coal during the first quarter of 2023 and sold 108 thousand tons of Itmann and 3rd party coal in aggregate during the quarter. From a marketing standpoint, our Itmann product continues to be well-received, and we remain focused on securing new business with strategic, long-term customers.

Advancing Greenhouse Gas Reduction Efforts

CEIX is pleased to announce that in early-April it entered into an agreement with Environmental Commodities Corporation in an effort to expand the methane destruction program at the PAMC in support of CEIX’s phase 1 greenhouse gas reduction goals. As previously announced, CEIX has a target to reduce its scope 1 and 2 greenhouse gas emissions by 50% by year-end 2026, compared to 2019 baseline levels. Furthermore, the CEIX board previously approved ESG-related capital expenditures of $28 million for 2023-2026 which will be utilized, in part, to fund this effort. The project provides the direct benefit of a voluntary reduction in our scope 1 emissions, while providing an opportunity to generate greenhouse gas emissions reduction or offset credits created through compliance and voluntary programs.

Shareholder Returns Update

During the first quarter of 2023, CEIX repurchased 1.2 million shares of its common stock, or approximately 3.5% of its public float, for $67.1 million at a weighted average price of $55.60 per share. As a result, during 1Q23, CEIX allocated approximately 30% of its quarterly free cash flow1 toward share repurchases.

Additionally, at the discretion of the board of directors, CEIX today announced a dividend of $1.10/share, representing approximately 17% of the free cash flow1 generated in the first quarter of 2023. The payment will amount to an aggregate of approximately $37.3 million, payable on May 23, 2023 to all shareholders of record as of May 15, 2023. When combined with the $67.1 million share repurchase, these in aggregate represent approximately 47% of the free cash flow1 generated in the first quarter.

Moving forward, CEIX announced an update and increase to its enhanced shareholder return program, which will become effective in the second quarter of 2023, that will plan to return approximately 75% of quarterly free cash flow1 to its shareholders. In previous quarters, CEIX was returning cash in the form of dividends and/or share repurchases; however, the management team believes that repurchases of CEIX common stock are more value accretive and intends to pivot away from dividends in favor of share repurchases.

In conjunction with the enhanced shareholder return program, CEIX’s Board of Directors has increased its previously authorized repurchase program to an aggregate amount of up to $1 billion from $600 million through December 31, 2024. With this approval, CEIX now has approximately $705 million of availability to repurchase its shares of CEIX common stock and other financial securities.

In addition to the increased shareholder return percentage, CEIX expects to aggressively reduce gross debt with the goal of retiring its Term Loan B and Senior Secured Second Lien Notes in the coming quarters.

Debt Repurchases Update

During the first quarter of 2023, we continued to execute on our stated goal of reducing our total debt levels and made repayments of $50.0 million, $40.0 million and $8.4 million on our Second Lien Notes, Term Loan B and equipment-financed and other debt, respectively. This brings our total debt repayments and repurchases in the quarter to $98.4 million (excluding the premium paid on the Second Lien Notes). These debt repayments in aggregate represent approximately 45% of the free cash flow1 generated during the first quarter of 2023.

2023 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2023:

•2023 targeted PAMC coal sales volume of 25.0-27.0 million tons
•PAMC average realized coal revenue per ton sold2 expectation of $76.00-$81.00
•PAMC average cash cost of coal sold per ton2 expectation of $34.00-$36.00
•Itmann Mining Complex production volume of 400-600 thousand tons
•Capital expenditures: $160-$185 million
First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter 2023 financial and operational results, is scheduled for May 2, 2023 at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.
Participant dial in (toll free) 1-877-226-2859
Participant international dial in 1-412-542-4134
Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the period ended March 31, 2023 on May 2, 2023. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Total Realized Coal Revenue”, "Recurring Revenues" and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Average Realized Coal Revenue per Ton Sold and Average Cash Cost of Coal Sold per Ton guidance, operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL also developed the Itmann Mine in the Central Appalachian Basin, which has the capacity to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The Company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~622 million reserve tons associated with the Pennsylvania Mining Complex and the ~29 million reserve tons associated with the Itmann Mining Complex, the company also controls approximately 1.4 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:
Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com
Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended March 31, 2023 and 2022 (in thousands):

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income (Loss)	$230,377	$(4,450)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	59,551	55,954
Other Non-Cash Adjustments to Net Income	2,338	99,148
Changes in Working Capital	(43,755)	(2,445)
Net Cash Provided by Operating Activities	248,511	148,207
Cash Flows from Investing Activities:
Capital Expenditures	(33,757)	(36,643)
Proceeds from Sales of Assets	6,000	6,478
Other Investing Activity	(75,000)	(1,329)
Net Cash Used in Investing Activities	(102,757)	(31,494)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(98,372)	(38,452)
Repurchases of Common Stock	(75,121)	—
Dividends	(38,287)	—
Other Financing Activities	(14,083)	(7,459)
Net Cash Used in Financing Activities	(225,863)	(45,911)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(80,109)	70,802
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	326,952	198,206
Cash and Cash Equivalents and Restricted Cash at End of Period	$246,843	$269,008
Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as general and administrative costs, freight expenses, (loss) gain on debt extinguishment, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2023	2022
Operating and Other Costs	$260,627	$219,082
Less: Other Costs (Non-Production and non-PAMC)	(38,486)	(23,981)
Cash Cost of Coal Sold	$222,141	$195,101
Add: Depreciation, Depletion and Amortization (PAMC Production)	46,264	48,085
Cost of Coal Sold	$268,405	$243,186
Total Tons Sold (in millions)	6.7	6.5
Average Cost of Coal Sold per Ton	$40.18	$37.48
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	6.57	7.57
Average Cash Cost of Coal Sold per Ton	$33.61	$29.91
We evaluate our average realized coal revenue per ton sold and average cash margin per ton sold on a per-ton basis. We define realized coal revenue as total coal revenue, net of settlements of commodity derivatives. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold is total coal revenue.
The following table presents a reconciliation for the PAMC segment of realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2023	2022
Total Coal Revenue (PAMC Segment)	$563,337	$472,976
Less: Settlements of Commodity Derivatives	—	(86,252)
Total Realized Coal Revenue	563,337	386,724
Operating and Other Costs	260,627	219,082
Less: Other Costs (Non-Production and non-PAMC)	(38,486)	(23,981)
Cash Cost of Coal Sold	$222,141	$195,101
Total Tons Sold (in millions)	6.7	6.5
Average Realized Coal Revenue per Ton Sold	$84.32	$59.60
Less: Average Cash Cost of Coal Sold per Ton	33.61	29.91
Average Cash Margin per Ton Sold	$50.71	$29.69

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as freight expense, general and administrative costs, (loss) gain on debt extinguishment, depreciation, depletion and amortization of non-throughput assets, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is operating and other costs.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2023	2022
Operating and Other Costs	$260,627	$219,082
Less: Other Costs (Non-Throughput)	(253,646)	(211,999)
CMT Operating Costs	$6,981	$7,083
Less: Depreciation, Depletion and Amortization (Throughput)	(1,047)	(1,165)
CMT Operating Cash Costs	$5,934	$5,918
We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation, loss on debt extinguishment and fair value adjustments of commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31, 2023
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$276,276	$17,789	$(63,688)	$230,377

Add: Income Tax Expense	—	—	41,593	41,593
Add: Interest Expense	(301)	1,526	9,054	10,279
Less: Interest Income	(408)	—	(1,259)	(1,667)
Earnings (Loss) Before Interest & Taxes (EBIT)	275,567	19,315	(14,300)	280,582

Add: Depreciation, Depletion & Amortization	51,371	1,156	7,024	59,551

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$326,938	$20,471	$(7,276)	$340,133

Adjustments:
Add: Stock-Based Compensation	$4,025	$144	$623	$4,792
Add: Loss on Debt Extinguishment	—	—	1,375	1,375
Total Pre-tax Adjustments	4,025	144	1,998	6,167

Adjusted EBITDA	$330,963	$20,615	$(5,278)	$346,300

	Three Months Ended March 31, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$2,097	$11,613	$(18,160)	$(4,450)

Less: Income Tax Benefit	—	—	(3,522)	(3,522)
Add: Interest Expense	189	1,531	12,632	14,352
Less: Interest Income	(415)	—	(914)	(1,329)
Earnings (Loss) Before Interest & Taxes (EBIT)	1,871	13,144	(9,964)	5,051

Add: Depreciation, Depletion & Amortization	50,956	1,165	3,833	55,954

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$52,827	$14,309	$(6,131)	$61,005

Adjustments:
Add: Stock-Based Compensation	3,529	168	504	4,201
Add: Loss on Debt Extinguishment	—	—	2,122	2,122
Add: Fair Value Adjustment of Commodity Derivative Instruments	101,902	—	—	101,902
Total Pre-tax Adjustments	105,431	168	2,626	108,225

Adjusted EBITDA	$158,258	$14,477	$(3,505)	$169,230

We define recurring revenues as total revenue and other income, less fair value adjustments of commodity derivatives and gains/losses on sales of assets. The GAAP measure most directly comparable to recurring revenues is total revenue and other income. The following table presents a reconciliation of recurring revenues to total revenue and other income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2023	2022
Total Revenue and Other Income	$688,607	$358,529
Add: Fair Value Adjustments of Commodity Derivatives	—	101,902
Less: Gain on Sale of Assets	(5,726)	(6,181)
Total Recurring Revenues	$682,881	$454,250

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Net Cash Provided by Operations	$248,511	$148,207

Capital Expenditures	(33,757)	(36,643)
Proceeds from Sales of Assets	6,000	6,478
Free Cash Flow	$220,754	$118,042

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.